Exhibit 99.1

Evolution Petroleum Reports Second Quarter Fiscal 2022 Results and Raises Quarterly Cash Dividend for Third Quarter

-- Recently Announced Accretive Acquisitions Provide Increased Visibility for Cash Flow Generation and Solid Return of Capital to Shareholders Over the Next Decade --

HOUSTON, TX / ACCESSWIRE / February 9, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced financial and operating highlights for its fiscal 2022 second quarter ended December 31, 2021. Evolution also declared an increased quarterly dividend for the third quarter of fiscal 2022 payable March 31, 2022.

Key Q2 Fiscal 2022 and Recent Highlights

•Generated net income of $6.8 million ($0.20 per diluted share) in the current quarter, a 31% increase from the quarter ended September 30, 2021 (the "prior quarter");
•Increased Adjusted EBITDA(1) by 20% to $10.2 million from $8.5 million in the prior quarter;
•Declared increased quarterly dividend of $0.10 per share, payable on March 31, 2022;
•Produced 4,957 net barrels of oil equivalent per day ("BOEPD") during the current quarter compared to 5,843 net BOEPD in the prior quarter. Impacting the current quarter was a downward adjustment of approximately 400 net BOEPD due to production mix adjustments in the current and prior quarter by the operator in the Barnett Shale to reject ethane and capitalize on higher natural gas prices, thereby improving cash flow generation;
•Grew cash balance to $13.6 million (a 71% increase over prior quarter) and maintained a strong balance sheet with no net debt(2) as of December 31, 2021;
•Continued to fund all operations, development capital expenditures, and cash dividends out of operating cash flow;
•Paid 33rd consecutive quarterly cash dividend of $0.075 per common share; and
•Recently announced two strategic transactions for the acquisition of non-operated assets in North Dakota and Wyoming, further supporting Evolution’s strategy to add accretive assets to its portfolio that drive increased visibility for expected cash flow generation and shareholder returns for the next decade.

(1) Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.
(2) Net debt represents the Company's outstanding debt of $4.0 million less cash and cash equivalents balance of $13.6 million as of December 31, 2021.

"We are very pleased that the strategic plan of increasing our size and scale through prudent acquisitions is starting to pay off. Our success has enabled our board to raise the dividend once again to $0.10/share returning the reward to our shareholders to what they had become accustomed to prior to the pandemic.” Jason Brown, President and Chief Executive Officer, commented, “Our second quarter of fiscal 2022 results represented another period of solid free cash flow generation. We continue to benefit from a higher commodity pricing environment, which is driving increased field activity from our operators, and we look forward to supporting them as they identify high rate of return workover and development opportunities. We have seen our Net Income, Adjusted EBITDA and cash balance all increase quarter-over-quarter and we remain focused on providing a consistent and meaningful quarterly cash dividend to our shareholders.”

Mr. Brown concluded, "Further supporting our focus on free cash flow generation and providing a meaningful cash return to our shareholders, we recently announced two strategic acquisitions that will allow Evolution to generate additional free cash flow. These new assets provide operational and geographic diversity while adding optionality to invest in, organically maintain, and grow production through low-risk development drilling with our operating partners. Over the last two years, Evolution has increased both production and reserves by over 400%. In short, we believe these recent transactions are truly transformative and provide enhanced dividend support for our shareholders over the next decade. We look forward to pursuing additional targeted accretive opportunities that can benefit our shareholders over the near- and long-term.”

Financial and Operational Results for the Quarter Ended December 31, 2021

Evolution reported total revenue for the second quarter of fiscal 2022 of $22.3 million, which was an 18% increase from the prior quarter. Oil revenue increased to $10.6 million from the prior quarter due to a 12% increase in sales volumes and a 6% increase in realized commodity price. Natural gas liquids ("NGLs") revenue decreased 43% to $2.6 million primarily due to the aforementioned production mix adjustments by the operator in the Barnett Shale. The result was a change in estimate to reflect ethane rejection by the operator that reduced NGL revenue by $1.1 million and related volumes by 88 thousand barrels. Excluding these adjustments, the realized NGL price for the three months ended December 31, 2021 would have been $41.25 per Bbl. Ethane rejection in the Barnett Shale is primarily a financial decision to capture the most favorable field level economics that result in higher natural gas volumes and lower NGL volumes while maximizing overall cash flow. Natural gas revenue was $9.2 million, which was a 68% increase from the prior quarter. Driving the sequential increase were 23% higher sales volumes primarily due to the decision of the operator of the Barnett Shale assets to forgo production of ethane to capitalize on the 36% higher realized price of natural gas from the prior period.

Total production for the second quarter of fiscal 2022 was 4,957 BOEPD, including 1,636 barrels per day (“BOPD”) of oil, 18 BOEPD of NGLs and 19,816 thousand cubic feet per day (“MCFPD”) of natural gas. Primarily driving the increase in oil production from 1,456 BOPD in the prior quarter was the receipt of $1.1 million of past royalties that accumulated over a period of approximately three years associated with overriding royalty interests owned in two wells located in the Giddings field in Burleson County, Texas. This was offset by a decrease in natural gas liquids sales due to changes in estimates related to prior periods due to ethane rejection in the Barnett Shale aimed at maximizing cash flow generation from that production.

Lease operating costs increased to $10.7 million from $8.6 million in the prior quarter. Contributing to the increase was $1.0 million in higher CO2 costs at Delhi compared to the prior quarter primarily due to a suspension of CO2 purchases from July 15, 2021 to August 20, 2021 in order to perform preventative maintenance on the CO2 purchase pipeline. In addition, oil prices increased from the prior quarter leading to an increase in CO2 cost per MCF as the CO2 purchase price is based on oil price. The $1.1 million increase in other lease operating costs was primarily a result of increased production and ad valorem taxes due to higher commodity prices, change in estimates in the Barnett Shale, electrical costs at Hamilton Dome following injection well activation, and costs associated with repairs at the NGL plant in Delhi. Total lease operating expense for the current quarter was $23.40 per BOE compared with $16.05 per BOE in the prior quarter.

Depletion, depreciation, and amortization ("DD&A") expense decreased 20% to $1.2 million quarter-over-quarter. On a per BOE basis, the Company's DD&A rate decreased to $2.45 from $2.65 in the prior quarter primarily due to the full cost ceiling test impairment recorded during the prior fiscal year and the Barnett Shale Acquisition which lowered the overall amortizable base on a per unit basis.

The Company's general and administrative ("G&A") expenses decreased 6% to $1.8 million for the current quarter from $1.9 million in the prior quarter. The decrease was primarily due to lower salaries and benefits costs, which were partially offset by an approximate $0.1 million increase in non-cash stock-based compensation.

Net income for the current quarter grew 31% to $6.8 million, or $0.20 per diluted share, from $5.2 million, or $0.16 per diluted share, in the prior quarter.

Adjusted EBITDA increased 20% to $10.2 million for the current quarter from $8.5 million in the prior quarter. On a per BOE basis, Adjusted EBITDA increased 41% from $15.84 per BOE in the prior quarter to $22.32 per BOE for the current quarter.

Operations Update

Net production at Delhi in the current quarter was 108,245 BOE, an 8% decrease compared to 118,228 BOE in the prior quarter. Oil production continues to be negatively affected by the nine-month suspension of CO2 purchases during 2020 due to repairs of the third-party owned and operated purchase supply line that lowered reservoir pressure. CO2 purchases increased to ~100,000 MCFPD in the current quarter assisting in arresting the decline and restoring some of the reservoir pressure previously lost. However, reservoir pressure has yet to reach previous levels, which is projected to increase oil production. During the current quarter, oil production was further impacted by planned and unplanned compressor maintenance in November and December that temporarily reduced daily production. Current quarter NGL production volumes were down approximately 30% from the prior quarter due to downtime at the NGL plant in October to replace a turbine and cold inlet temperatures at the NGL plant that reduced flow rates.

The average oil price per barrel realized by Evolution at the Delhi field during the second quarter of fiscal 2022 was $75.37 compared to $68.88 during the prior quarter, an increase of 9%. The average realized NGL price per barrel was $44.23 compared to $39.08 during the prior quarter, an increase of 13%.

Hamilton Dome production volumes increased 2% to 38,021 barrels in the current quarter compared to 37,145 barrels in the prior quarter primarily due to the restoration of previously shut-in wells and strategic adjustments to water injection locations and volumes. Most projects in the field remain focused on maintenance or restoring shut-in production, as appropriate based on commodity prices.

The average oil price per barrel realized by Evolution at Hamilton Dome during the current quarter was $64.59 compared to $59.21 during the prior quarter, an increase of 9%. Production from the field is transported by pipeline to customers and is priced on the Western Canadian Select (WCS) index, which generally trades at a discount to West Texas Intermediate ("WTI"); Evolution receives a bonus to the WCS index.

Net production of the Barnett Shale assets was 285,761 BOE for the current quarter versus 382,115 BOE in the prior quarter. As previously discussed, production from the Barnett Shale was impacted by the operator’s financial decision to maximize overall field cash flow. This resulted in production mix adjustments due to rejecting ethane from the natural gas production in order to capitalize on higher natural gas prices and drive increased total cash flow in the prior and current quarters, which resulted in a change in estimate in the current quarter.

The average natural gas price per MCF realized by Evolution at Barnett Shale during the current quarter was $5.05 compared to $3.70 during the prior quarter, an increase of 36%.

Balance Sheet, Capital Spending and Liquidity

At December 31, 2021, cash and cash equivalents totaled $13.6 million, and Evolution had $4.0 million of debt outstanding under its revolving credit facility. During the second quarter of fiscal 2022, the Company fully funded operations, capital expenditures, and cash dividends through cash generated from operations and its working capital position, and expects the same for the remainder of fiscal 2022.

For the three months ended December 31, 2021, Evolution paid $2.5 million in common stock dividends and incurred $0.6 million for Delhi field capital maintenance activities. Based on discussions with the operators of the

Company's assets, recently resumed conformance workover projects are expected to continue and will likely result in additional maintenance capital expenditures, primarily at the Delhi field. Additionally, based on discussions with the operator of the Barnett Shale assets, Evolution anticipates incurring capital expenditures for workover projects as there are current plans to run one workover rig continuously throughout calendar year 2022. Total capital expenditures across the Barnett Shale, Hamilton Dome, and Delhi fields are expected to be in the range of $0.5 million to $1.5 million during the remainder of fiscal 2022. Additionally, based on discussions with the operator of the recently acquired Williston Basin assets, capital expenditures there are expected to be $0.5 to $1.0 million dollars during the remainder of fiscal 2022.

As of December 31, 2021, working capital was $22.0 million, an increase of $6.4 million over working capital of $15.6 million at September 30, 2021. Total liquidity at quarter-end was $49.6 million, including cash and cash equivalents of $13.6 million and $36.0 million of available borrowings on the Company's credit facility. Subsequent to the end of the quarter as a result of the acquisition in North Dakota, the Company drew $16.0 million on its Senior Secured Credit Facility. After the close of the acquisition, the Company had $20.0 million remaining of borrowing capacity, not including any potential future increase in the borrowing base.

Recently Announced Strategic Acquisitions

The Company has recently announced two significant transactions to acquire additional non-operated oil and gas assets located in prolific-producing basins in the United States. This included Evolution’s January 20, 2022 announcement that it closed on the acquisition of oil-weighted assets in the Williston Basin of North Dakota and the Company’s February 9, 2022 announcement that it had entered into a definitive agreement to acquire natural gas assets in the Jonah Field in Sublette County, Wyoming. The recent news releases issued for each of these transactions included additional details on the assets acquired, the amount of reserves purchased, and current production, as well as how the transactions were funded. A presentation providing additional detail about the assets is available on the Company’s website www.evolutionpetroleum.com and will be discussed during the previously announced conference call on February 10, 2022.

These strategic transactions allow Evolution to capitalize on high rate of return investment opportunities that further diversify the Company’s product mix and expand its geographic footprint, while – most importantly – supporting the needs of Evolution’s shareholders through a consistent approach of growing the Company’s quarterly per share dividend payout as appropriate over time.

Cash Dividend on Common Stock

The Board of Directors declared a cash dividend of $0.10 per share of common stock, which will be paid on March 31, 2022 to common stockholders of record on March 15, 2022. This will be the 34th consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid over $80 million, or $2.41 per share, back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Thursday, February 10, 2022 at 2:00 p.m. Eastern (1:00 p.m. Central) to discuss results. To access the call, please dial 1-888-506-0062 (Toll-free United States and Canada) or 1-973-528-0011 (Toll International). The access code for the call is 526210. To listen live via webcast over the internet, go to https://www.webcaster4.com/Webcast/Page/2188/44514 or visit http://www.evolutionpetroleum.com for a link to the webcast. A webcast replay will be available on Evolution's website following the call. An audio replay will also be available two hours after the end of the conference call through May 11, 2022, and will be accessible by calling 1-877-481-4010 (United States & Canada); 919-882-2331 (International) with the replay pin number of 44514.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Our assets include our non-operated interests in the Barnett Shale in North Texas, a CO2 enhanced oil recovery project in Louisiana's Delhi field, a secondary recovery project in Wyoming's Hamilton Dome field, and our interest in recently acquired properties in the Williston Basin in North Dakota. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Revenues
Oil	$10,582,145	$5,462,783	$19,440,608	$10,841,944
Natural gas liquids	2,586,758	305,200	7,148,976	521,226
Natural gas	9,169,458	169	14,627,787	358
Total revenues	22,338,361	5,768,152	41,217,371	11,363,528
Operating costs
Lease operating costs	10,670,974	3,005,413	19,296,141	5,403,337
Depreciation, depletion, and amortization	1,223,721	1,358,168	2,751,533	2,769,056
Impairment of proved property	—	15,189,459	—	24,792,079
Net loss on derivative contracts	—	279,679	—	614,645
General and administrative expenses *	1,823,245	1,845,699	3,763,154	3,124,397
Total operating costs	13,717,940	21,678,418	25,810,828	36,703,514
Income (loss) from operations	8,620,421	(15,910,266)	15,406,543	(25,339,986)
Other
Interest and other income	7,293	11,217	9,770	25,643
Interest expense	(50,930)	(19,622)	(101,542)	(41,654)
Income (loss) before income taxes	8,576,784	(15,918,671)	15,314,771	(25,355,997)
Income tax expense (benefit)	1,744,612	(3,208,664)	3,264,198	(5,510,842)
Net income (loss) attributable to common stockholders	$6,832,172	$(12,710,007)	$12,050,573	$(19,845,155)
Earnings (loss) per common share
Basic	$0.20	$(0.38)	$0.36	$(0.60)
Diluted	$0.20	$(0.38)	$0.36	$(0.60)
Weighted average number of common shares outstanding
Basic	33,645,982	33,106,885	33,589,986	33,031,270
Diluted	33,645,982	33,106,885	33,589,986	33,031,270

* General and administrative expenses for the three months ended December 31, 2021 and 2020 included non-cash stock-based compensation expenses of $329,677 and $317,506, respectively. For the six months ended December 31, 2021 and 2020, non-cash stock-based compensation expenses were $527,503 and $617,857, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2021	June 30, 2021
Assets
Current assets
Cash and cash equivalents	$13,597,156	$5,276,510
Receivables from oil, natural gas liquids, and natural gas sales	12,594,910	8,686,967
Receivables for federal and state income tax refunds	2,428,887	3,107,638
Receivable for settlement proceeds from prior year Barnett Shale acquisition	1,882,233	—
Prepaid expenses and other current assets	852,636	1,037,259
Total current assets	31,355,822	18,108,374
Property and equipment, net of depreciation, depletion, amortization, and amortization
Oil and natural gas properties—full-cost method of accounting, of which none were excluded from amortization	55,752,039	58,515,860
Other property and equipment, net	6,737	10,639
Total property and equipment, net	55,758,776	58,526,499
Other assets, net	46,510	70,789
Total assets	$87,161,108	$76,705,662
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,188,421	$5,609,367
Accrued liabilities and other	572,260	947,045
State and federal income taxes payable	606,445	37,748
Total current liabilities	9,367,126	6,594,160
Long term liabilities
Senior secured credit facility	4,000,000	4,000,000
Deferred income taxes	5,902,924	5,957,202
Asset retirement obligations	5,764,567	5,538,752
Operating lease liability	—	20,745
Total liabilities	25,034,617	22,110,859
Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,688,679 and 33,514,952 shares issued and outstanding as of December 31, 2021 and June 30, 2021, respectively	33,689	33,515
Additional paid-in capital	43,066,954	42,541,224
Retained earnings	19,025,848	12,020,064
Total stockholders’ equity	62,126,491	54,594,803
Total liabilities and stockholders’ equity	$87,161,108	$76,705,662

Evolution Petroleum Corporation and Subsidiaries
Non-GAAP Reconciliation - Adjusted EBITDA
(Unaudited)

Adjusted EBITDA is a non‑GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.

	Three Months Ended
	December 31,	December 31,	September 30,
	2021	2020	2021
Net income (loss)	$6,832,172	(12,710,007)	5,218,401
Adjusted by:
Interest expense	50,930	19,622	50,612
Income tax expense (benefit)	1,744,612	(3,208,664)	1,519,586
DD&A	1,223,721	1,358,168	1,527,812
Stock-based compensation	329,677	317,506	197,826
Impairments	—	15,189,459	—
Unrealized loss (gain) on derivatives	—	(1,094,733)	—
Adjusted EBITDA	$10,181,112	$(128,649)	$8,514,237

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss) attributable to common stockholders	$12,050,573	$(19,845,155)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	2,751,533	2,769,056
Impairment of proved property	—	24,792,079
Stock-based compensation	527,503	617,857
Settlement of asset retirement obligations	—	(100,389)
Deferred income taxes	(54,278)	(5,766,747)
Net loss on derivative contracts	—	614,645
Payments paid for derivative settlements	—	(2,137,225)
Other	(4,496)	7,475
Changes in operating assets and liabilities:
Receivables	(4,253,003)	(457,336)
Prepaid expenses and other current assets	184,623	91,248
Net operating loss carryback	—	(110,942)
Accounts payable and accrued expenses	2,122,157	875,390
Income taxes payable	568,697	(125,999)
Net cash provided by operating activities	13,893,309	1,223,957
Cash flows from investing activities
Development of oil and natural gas properties	(526,275)	(182,935)
Net cash provided by (used in) investing activities	(526,275)	(182,935)
Cash flows from financing activities
Common stock dividends paid	(5,044,789)	(1,661,110)
Common share repurchases, including shares surrendered for tax withholding	(1,599)	(7,348)
Net cash used in financing activities	(5,046,388)	(1,668,458)
Net increase (decrease) in cash and cash equivalents	8,320,646	(627,436)
Cash and cash equivalents, beginning of period	5,276,510	19,662,528
Cash and cash equivalents, end of period	$13,597,156	$19,035,092

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	December31, 2021	December31, 2020	September 30, 2021
Revenues
Oil	$10,582,145	$5,462,783	$8,858,463
Natural gas liquids	2,586,758	305,200	4,562,218
Natural gas	9,169,458	169	5,458,329
Total revenues	$22,338,361	$5,768,152	$18,879,010

Production volumes
Oil (Bbl)	150,551	140,700	133,929
Natural gas liquids (Bbl)	1,643	24,695	157,593
Natural gas (Mcf)	1,823,084	85	1,476,219
Equivalent (BOE)	456,041	165,409	537,559

Daily production volumes
Oil (BOPD, net)	1,636	1,529	1,456
Natural gas liquids (BOEPD, net)	18	268	1,713
Natural gas (BOEPD, net)	3,303	—	2,674
Equivalent volumes (BOEPD, net)	4,957	1,797	5,843
Realized prices
Oil price per Bbl	$70.29	$38.83	$66.14
Natural gas liquids price per Bbl (a)	1,574.41	12.36	28.95
Natural gas price per Mcf (a)	5.03	1.99	3.70
Equivalent price per BOE	$48.98	$34.87	$35.12

CO2 costs	$1,897,374	$619,887	$917,049
Other lease operating costs	8,773,600	2,385,526	7,708,118
Total lease operating costs	$10,670,974	$3,005,413	$8,625,167

CO2 costs per BOE	$4.16	$3.75	$1.71
All other lease operating costs per BOE	19.24	14.42	14.34
Lease operating costs per BOE	$23.40	$18.17	$16.05

CO2 volumes (Mcf, gross)	8,674,254	4,681,070	4,522,020
CO2 volumes (MMcf per day, gross)	94.3	51.4	49.2

DD&A of proved oil and natural gas properties	$1,118,204	$1,308,716	$1,425,868
Depreciation of other property and equipment	2,818	1,810	1,084
Amortization of intangibles	—	3,391	—
Accretion of asset retirement obligations	102,699	44,251	100,860
Total DD&A	$1,223,721	$1,358,168	$1,527,812

Oil and natural gas DD&A rate per BOE	$2.45	$7.91	$2.65
(a) Ethane rejection in the Barnett Shale resulted in changes in estimates in the current period that were related to prior periods, and adversely impacted natural gas liquids results and positively impacted natural gas results for the quarter. This adjustment reduced NGL revenue by $1.1 million and NGL volumes by 88 MBbls, and increased natural gas revenue by $0.7 million and natural gas production by 304 MMcf. Excluding these adjustments, the realized NGL price per Bbl and natural gas price per Mcf for the three months ended December 31, 2021 would have been $41.25 and $5.55, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Six Months Ended
	December 31, 2021	December 31, 2020
Revenues
Oil	$19,440,608	$10,841,944
Natural gas liquids	7,148,976	521,226
Natural gas	14,627,787	358
Total revenues	$41,217,371	$11,363,528

Production volumes
Oil (Bbl)	284,480	286,357
Natural gas liquids (Bbl)	159,236	48,419
Natural gas (Mcf)	3,299,303	215
Equivalent (BOE)	993,600	334,812

Daily production volumes
Oil (BOPD, net)	3,092	1,556
Natural gas liquids (BOEPD, net)	1,731	263
Natural gas (BOEPD, net)	5,977	—
Equivalent volumes (BOEPD, net)	10,800	1,819
Realized prices
Oil price per Bbl	$68.34	$37.86
Natural gas liquids price per Bbl	44.90	10.76
Natural gas price per Mcf	4.43	1.67
Equivalent price per BOE	$41.48	$33.94

CO2 costs	$2,814,423	$619,887
Other lease operating costs	16,481,718	4,783,450
Total lease operating costs	$19,296,141	$5,403,337

CO2 costs per BOE	$2.83	$1.85
All other lease operating costs per BOE	16.59	14.29
Lease operating costs per BOE	$19.42	$16.14

CO2 volumes (Mcf, gross)	13,196,274	4,681,070
CO2 volumes (MMcf per day, gross)	71.7	17.0

DD&A of proved oil and natural gas properties	$2,544,072	$2,670,801
Depreciation of other property and equipment	3,902	3,620
Amortization of intangibles	—	6,782
Accretion of asset retirement obligations	203,559	87,853
Total DD&A	$2,751,533	$2,769,056

Oil and natural gas DD&A rate per BOE	$2.56	$7.98
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